EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ACCO Brands Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-127626, 333-157726, 333-176247, 333-181430, 333-204092, and 333-231643) on Form S-8 of ACCO Brands Corporation of our report dated February 27, 2020, with respect to the consolidated balance sheets of ACCO Brands Corporation and subsidiaries (The Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes and financial statement schedule II - Valuation and Qualifying Accounts and Reserves (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of ACCO Brands Corporation.
Our report dated February 27, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired Industria Grafica Foroni Ltda. ("Foroni") during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Foroni’s internal control over financial reporting associated with total assets of $89.3 million and total revenues of $30.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Foroni.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2020